Exhibit 4.9

NATURA &CO LUXEMBOURG HOLDINGS S.À R.L.
as the Issuer

NATURA COSMÉTICOS S.A. and NATURA &CO HOLDING S.A.
as Guarantors

THE BANK OF NEW YORK MELLON
as Trustee, Registrar, Transfer Agent and Paying Agent

____________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 25, 2023

____________________

U.S.$600,000,000
6.000% Senior Notes due 2029

FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of September 25, 2023, among Natura &Co Luxembourg Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10, avenue de la Gare, L–1610, Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B98931 (the “Issuer”), Natura Cosméticos S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil, and Natura &Co Holding S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (together with Natura Cosméticos S.A., the “Guarantors”), and The Bank of New York Mellon, as trustee (together with its successors, in such capacity, the “Trustee”), Registrar, Transfer Agent and Paying Agent.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee are parties to the Indenture dated as of April 19, 2022 (as amended or supplemented from time to time, the “Indenture”) relating to the Issuer’s 6.000% Senior Notes due April 19, 2029 (the “Notes”) guaranteed by the Guarantors;

WHEREAS, Section 9.02 of the Indenture permits the Company, the Guarantors and the Trustee, together, to amend, supplement or waive certain provisions of the Indenture for the purposes set forth herein with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (not including any Notes that are owned by the Issuer or any of its affiliates);

WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of September 7, 2023 (the “Consent Solicitation Statement”), the Issuer has solicited consents from the Holders of the Notes to amend certain definitions, covenants and events of default contained in the Indenture (the “Amendments”) as set forth herein;

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have consented to the Amendments to the Indenture, as certified by D.F. King & Co., Inc. on or around the date hereof;

WHEREAS, the Trustee has received an Officers’ Certificate from the Issuer in accordance with Sections 9.05, 12.03 and 12.04 of the Indenture and an Opinion of Counsel, in accordance with Sections 9.05, 12.03 and 12.04 of the Indenture;

WHEREAS, each of the conditions in the Indenture necessary to give effect to the First Supplemental Indenture set forth herein have been satisfied;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee hereby agree as follows:

Article 1
Definitions and Other Provisions of General Application

Section 1.01.          Definitions.  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.  All definitions in the Indenture shall be read in a manner consistent with the terms of this First Supplemental Indenture.

Section 1.02.          Headings.  The headings of the sections herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

1

Article 2
AMENDMENTS

Section 2.01.          Amendments to the Indenture. The Indenture is hereby amended by:

(a)      In Article 1 (Definitions) adding new item 22 below to the definition of “Permitted Liens” and renumbering existing item 22 to item 23 in the definition of “Permitted Liens”:

“(22) Liens in favor of the Parent Guarantor or from any Subsidiary in favor of any Subsidiary;”

(b)      In Article 1 (Definitions) deleting the definition of “Significant Subsidiary” and replacing it in its entirety with the text below:

““Significant Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination (on a stand-alone basis) (1) had assets which, as of the date of the Parent Guarantor’s most recent quarterly consolidated balance sheet for which internal financial statements are available, constituted at least 10% of the Parent Guarantor’s total assets on a consolidated basis for the Parent Guarantor as of such date or (2) had both revenue from continuing operations (after intercompany eliminations) and income from continuing operations before income taxes (after intercompany eliminations) attributable to the controlling interests for the 12-month period ending on the date of the Parent Guarantor’s most recent quarterly consolidated statement of operations for which internal financial statements are available which constituted in both instances at least 10% of the Parent Guarantor’s total revenue from continuing operations (after intercompany eliminations) and income from continuing operations before income taxes (after intercompany eliminations) attributable to the controlling interests on a consolidated basis for the Parent Guarantor for such period in each case with such pro forma adjustments as are determined in good faith by a responsible financial or accounting officer of the Parent Guarantor.”

(b)      In Section 6.01 (Events of Default), adding the words appearing in bold underline below:

“(5)             any failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Parent Guarantor, the Issuer or any of its Significant Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates U.S.$125.0 million or more at any time;

(6)              one or more final and non-appealable judgments in an aggregate amount in excess of U.S.$125.0 million shall have been rendered against the Parent Guarantor, the Issuer or any of its Significant Subsidiaries (other than any judgment as to which a reputable and solvent third-party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 90 consecutive days after such judgment or judgments become final and non-appealable and amounts thereunder are due and payable;”

(c)      Any provision contained in the Notes that relates to any provision of the Indenture as amended by this Section 2.01 shall likewise be amended so that any such provision contained in the Notes will conform to and be consistent with any provision of the Indenture as amended hereby;

(d)      Any definition used exclusively in the provisions of the Indenture and the Notes that are deleted pursuant to this Section 2.01, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to any sections or clauses set forth in this Section 2.01, any and all obligations thereunder and any Event of Default related solely to such sections and clauses, are hereby deleted throughout the Indenture and the Notes.

Article 3
Ratification of Other Terms and Conditions of the Indenture

Section 3.01.          Indenture to Remain in Effect.  Except as expressly modified herein, the Indenture shall continue in full force and effect in accordance with its terms.  Upon the execution of this First Supplemental Indenture, the Indenture and the Notes shall be deemed to be modified and amended in accordance with this First Supplemental Indenture and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented and amended hereby, unless the context otherwise requires, and all the terms and conditions of this First Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Article 4
Miscellaneous

Section 4.01.          No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, or shareholder of the Issuer or the Guarantors, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 4.02.          Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. FOR THE AVOIDANCE OF DOUBT, THE APPLICATION OF ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW DATED 10 AUGUST 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS EXPRESSLY EXCLUDED. FOR THE PURPOSES OF PARAGRAPH 2 OF ARTICLE 9 OF BRAZILIAN DECREE LAW NO. 4,657, OF SEPTEMBER 4, 1942, AS AMENDED, WHICH STATES THAT THE OBLIGATIONS ARISING UNDER THIS FIRST SUPPLEMENTAL INDENTURE ARE DEEMED UNDERTAKEN IN THE JURISDICTION IN WHICH THE PROPONENT IS DOMICILED, AND FOR NO OTHER PURPOSES WHATSOEVER, THE TRUSTEE IS THE PROPONENT OF THIS FIRST SUPPLEMENTAL INDENTURE.

Section 4.03.          Waiver of Jury Trial. The parties hereto ratify the provisions of Section 12.12 of the Indenture with respect to this First Supplemental Indenture, as if such provisions were set forth in their entirety herein.

Section 4.04.           Consent to Jurisdiction; Waivers; Appointment of Agent for Service of Process. The parties hereto ratify the provisions of Section 12.13 of the Indenture with respect to this First Supplemental Indenture, as if such provisions were set forth in their entirety herein.

Section 4.05.          Successors. All agreements of the Issuer and the Guarantors in the Indenture, the Notes and the Guarantees shall bind their successors. All agreements of the Trustee in the Indenture shall bind its successors.

Section 4.06.          Duplicate Originals.  All parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 4.07.          Severability. In case any one or more of the provisions in this First Supplemental Indenture or the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 4.08.          Trustee’s Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Guarantors.

[Remainder of Page Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

NATURA &CO LUXEMBOURG HOLDINGS S.À R.L.,
as Issuer

By:	/s/ Fabrice Hablot
Name: Fabrice Hablot
Title: Manager

By:	/s/ Nereu Daltin Neto
Name: Nereu Daltin Neto
Title: Manager

[Signature Page to First Supplemental Indenture]

NATURA COSMÉTICOS S.A.,
as Guarantor

By:	/s/ Marcus Vinicius Fernandes Carneiro Giral
Name: Marcus Vinicius Fernandes Carneiro Giral
Title: Treasury Manager

By:	/s/ Nathalia Longo Machado Succar
Name: Nathalia Longo Machado Succar
Title: Treasury Manager

[Signature Page to First Supplemental Indenture]

NATURA &CO HOLDING S.A.,
as Guarantor

By:	/s/ Marcus Vinicius Fernandes Carneiro Giral
Name: Marcus Vinicius Fernandes Carneiro Giral
Title: Treasury Manager

By:	/s/ Nathalia Longo Machado Succar
Name: Nathalia Longo Machado Succar
Title: Treasury Manager

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee, Registrar, Transfer Agent and Paying Agent

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

[Signature Page to First Supplemental Indenture]